MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS
             RESULTS OF COMPLEX-WIDE SHAREHOLDER MEETING
                        October 31, 2006
                          (Unaudited)

 At a special meeting of shareholders of Phoenix CA-Tax
Exempt Bond Fund (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

1.	To elect eleven Trustees to serve on the Board of
Trustees until the next meeting of shareholders at which Trustees are elected (Proposal 1).

2.	To ratify the appointment of PricewaterhouseCoopers
LLC as the independent registered public accounting firm for the Trusts (Proposal 7).

Number of Eligible Units Voted:


                                   For                Against
1. Election of Trustees

E. Virgil Conway                 32,684,960		961,999
Harry Dalzell-Payne              32,684,960		961,999
Daniel T. Geraci                 32,688,180		958,779
Francis E. Jeffries              32,684,960		961,999
Leroy Keith, Jr.                 32,688,180		958,779
Marilyn E. LaMarche              32,684,960		961,999
Philip R. McLoughlin             32,688,180		958,779
Geraldine M. McNamara            32,688,180		958,779
James M. Oates                   32,688,180		958,779
Richard E. Segerson              32,688,180		958,779
Ferdinand L. J. Verdonck         32,668,180		958,779


2. To ratify the appointment of PricewaterhouseCoopers LLC as the independent registered public accounting firm.

                For            Against              Abstain
             32,623,997        143,409              879,552